For Immediate Release

Company Contact:	Investor Relations Contact:
Ms. Veronica Chen, Chief Financial Officer	IR@milkgoat.com.cn
Email: veronica.chen@milkgoat.com.cn
Tel: +1-646-328-0705
Tel: +86-22-2798 4169

Yayi International Reports Fourth Quarter and
Fiscal Year 2011 Financial Results

TIANJIN, CHINA – June 29, 2011 – Yayi International Inc. (OTC Bulletin Board: YYIN) ("Yayi International" or "the Company"), the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children, and adults in the People’s Republic of China (“China”), today announced its financial results for the fourth quarter and full year of fiscal 2011 ended March 31, 2011.

Fourth Quarter Highlights

  Net sales increased 66.6% to $6.2 million from $3.7 million in the prior year period
  Gross profit doubled to $4.1 million from $2.0 million in the prior year period
  Gross margin rose to 66.9% compared to 55.5% in the prior year period
  Adjusted net loss was $0.9 million, or $0.03 per diluted share, compared to a net loss of $2.0 million in the prior year period

Ms. Li Liu, Chief Executive Officer of Yayi International, commented, "Our 2011 fiscal year has been a productive and noteworthy first step towards our goal of becoming a leading national producer of goat milk formula products. Our portfolio has been streamlined to feature 14 product varieties under the MilkGoat brand as well as 12 additional product varieties targeting infant-maternity stores to better fit the diverse needs of our consumers. We are confident that this dual-pronged strategy will drive our nationwide presence as well as diversify our sales channels.”

“We recognize that our strategy realignments coincided with a challenging time in our industry,” Ms. Liu continued. “China’s infant formula market continues to present a turbulent and challenging competitive landscape. In the past year, the negative publicity of cow milk dairy products has spread to also affect the goat milk industry and for the broader dairy industry, we have seen imported brands gain market share from domestic brands to account for the majority of the market. In the near term, this means that our shift in strategy towards supermarket sales has encountered a rather hostile environment. Furthermore, due to recent nationwide, government-mandated manufacturing license renewals, we also noticed that distributors were reluctant to work with a new entrant until the renewal process was complete. We expected our supermarket centered strategy to gain Yayi nationwide brand recognition and, in turn, provide a platform to support greater long term growth. Unfortunately, due to high slotting fees, distinct distributor challenges, higher marketing costs, regulatory uncertainty and overall lack of consumer confidence in domestic brands, we have found the market penetration process to be lengthier than expected.”

“We have seen China’s dairy industry experience a similar trend before with the melamine crisis. Thus, we are confident that as consumer confidence returns, domestic brands will regain consumer recognition and market share. Due to the various challenges of the past year, Yayi struggled to maintain its historical growth trajectory and needed to revise its near term financial performance expectations. As the industry rebounds, we are confident that Yayi will also regain its historical growth momentum,” Ms. Liu concluded.

Fourth Quarter Fiscal 2011 Financial Performance

For the three months ended March 31, 2011, net sales increased 66.6% to $6.2 million from $3.7 million in the prior year period. The increase was driven by a 59.1% increase in unit sales price to $27 per kilogram from $17 per kilogram due to a revenue shift towards premium formula products along with an increase in sales volume of 4.7% .

Gross profit for the fourth fiscal quarter of 2011 increased 100.7% to $4.1 million from $2.1 million in the prior year period. Gross margin rose to 66.9% from 55.5% in the prior year period, reflecting a more normalized level of in-store promotions, such as “buy two get one free” offers.

Income from operations was $1.7 million compared to a loss from operations of $2.1 million for the prior year period. Operating expenses for the fourth fiscal quarter decreased to $2.5 million from $4.2 million for the prior year period primarily as a result of a shift in advertising spending. Sales and marketing expense decreased by 52.8% to $1.5 million from $3.2 million in the prior year period, reflecting the Company’s decision to realign its marketing efforts. From January through June of 2010, the Company advertised during primetime on CCTV’s premier news channel in China. After evaluating the effectiveness and efficiency of its marketing dollars, the Company chose to shift its marketing spending to ads on CCTV’s finance, arts and entertainment and music channels to more directly reach the Company’s target, high-end consumer base. General and administrative expense remained flat at $0.9 million, reflecting a normalized level of spending.

Net income was $0.7 million, or $0.01 per diluted share, compared to a net loss of $2.0 million for the prior year period. This primarily reflects a gain from the change in fair value of derivative liabilities of $2.0 million.

Adjusted net loss available to common shareholders was $0.9 million, or $0.03 per diluted share compared to $2.0 million for the prior year period. Adjusted net loss available to common shareholders excludes non-cash measures including stock-based compensation expense, amortization of deferred debt issuance costs, change in fair value of derivative liabilities and make good provision expenses. Please refer to the reconciliation table at the end of the release for more details.

Fiscal Year 2011 Financial Performance

Net sales for the fiscal year of 2011 increased 26.0% to $26.9 million from $21.4 million for fiscal year 2010. Gross profit increased 19.4% to $16.8 million from $14.1 million from the prior year period. Income from operations was $0.2 million compared to $3.7 million in the prior year period. Net loss attributable to common shareholders was $1.3 million, or $0.05 per diluted share, compared to net income of $1.5 million for the prior year period. Adjusted net loss available to common shareholders was $1.8 million, or $0.07 per diluted share for the fiscal year of 2011 compared to adjusted net income of $1.8 million for the prior year period.

As of March 31, 2011, Yayi International held $13.4 million in cash and cash equivalents. Cash flows used in operating activities for the fiscal year of 2011 were $1.2 million.

Recognition of Slotting Fees

On June 1, 2011, the Company announced a restatement of its revenues in relation to a change in recognition of slotting fees, a cost associated with its new supermarket distribution strategy. The Company prepays slotting fees on an annual basis and as such, previously recognized the cost as an asset that would be amortized throughout the year. After discussion with its independent accounting firm, the Company has revised its accounting policies to account for slotting fees as a one-time offset to revenue recognized as they are incurred. For the fourth quarter and full year of fiscal 2011, slotting fees were approximately $0.3 million and $5.7 million, respectively.

Operational Updates

The Company is pleased to announce that it has successfully renewed its production licenses with China’s General Administration of Quality Supervision, Inspection and Quarantine (AQSIQ). Following the media hormone allegations, AQSIQ released a new regulation requiring all domestic dairy producers to reapply for production licenses or face suspension.

Business Outlook

Ms. Liu commented, “Given current market volatility and the rapidly evolving nature our business, we have elected to provide a quantitative outlook at a later date, as greater visibility becomes available. At the same time, we are cautiously optimistic about the upcoming year and have several new initiatives in place to drive future growth.”

Ms. Liu continued, “The primary goal for our supermarket segment will be increasing organic growth. To do so, we have created a team of promoters who will focus on growing same store sales. From a cost perspective, we believe our internal team will be a more efficient allocation of spending as we will be able to tailor salaries and bonuses to performance instead of paying a set fee for promotional activities. Furthermore, as same store sales grow, slotting fees as a percentage of sales will decrease, strengthening margins.

“Our other main focus will be our infant-maternity store segment. In order to streamline the distribution process, we plan to directly contract with infant-maternity store chains with more than 20 stores. This will allow us to sell directly to the chains without an agent. We also hope to shift our revenue mix towards greater infant-maternity stores sales as they have lower slotting fees and higher margins.

“Together, we expect these initiatives to strengthen our distributor relationships, drive higher revenue growth and strengthen margins. Furthermore, as our business growth gains momentum, we also expect unit sales prices to continue to increase. Overall, we are very excited for the market potential of these new initiatives, which will not only further strengthen Yayi’s presence in the marketplace but also enhance our ability to deliver shareholder returns.”

Reconciliation of Adjusted Net Income

To supplement the Company's condensed consolidated financial statements for the period from April 1, 2010 to March 31, 2011 presented on a GAAP basis, the Company provided adjusted financial information in this release that excludes non-cash expenses including a write-off on debt issuance costs and accretion of debt discount from the warrants and embedded derivatives issued in connection with the Company’s reverse merger, an adjustment from the reduction in the exercise price of the Company’s Series A and Series D warrants, and interest expense on convertible notes. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure appears in the table below:

	Three Months Ended		Full Year Ended
	March 31,		March 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(audited)	(unaudited)

Reported net income (loss)	665,238	(2,036,348)	(1,291,499)	1,506,300

Stock based compensation	14,834	-	1,119,020	-

Amortization of deferred debt issuance cost	458,856	-	957,865	337,934

Change in fair value of derivative liabilities	(1,928,043)	-	(2,771,080)	-

Expense on make good provision	(87,346)	-	205,683	-
Adjusted net income(loss) available to common shareholders	(876,461)	(2,036,348)	(1,780,011)	1,844,234
Diluted weighted average shares of common stock outstanding	26,454,558	26,333,222	26,438,125	26,282,234
Adjusted net income(loss) available to common per diluted shares	(0.03)	(0.08)	(0.07)	0.07

About Yayi International

Yayi International is the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children and adults in China. Its current formula product lines are targeted at the premium market segment and health-conscious consumers. The Company has a vertically-integrated production process. It sources raw goat milk from its proprietary dairy farms and neighboring goat dairy farmers on a long-term contract basis in milk collection centers, which ensures high quality control of its products. The Company's distribution network comprises of a nationwide footprint across China in 23 provinces and municipalities including domestic and multinational supermarkets, infant-maternity store chains, and drug stores as well as catalogue sales and a dedicated online store at Taobao.com.

Forward-looking Statements:

This press release contains certain statements that may include 'forward-looking statements'. All statements other than statements of historical fact included herein are 'forward-looking statements'. These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Financial Tables Follow

Yayi International
Consolidated Statements of Income

	Three Months Ended		Full Year Ended
	March 31,		March 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(audited)	(unaudited)

Net sales	$6,192,875	$3,716,471	$26,909,879	$21,362,733
Cost of goods sold	(2,052,489)	(1,653,396)	(10,075,452)	(7,267,807)
Gross profit	4,140,386	2,063,075	16,834,427	14,094,926
Operating expenses:
Sales and marketing expenses	(1,517,804)	(3,216,777)	(12,353,238)	(7,689,499)
General and administrative expenses	(938,499)	(953,633)	(4,304,356)	(2,726,964)
Total operating expenses	(2,456,303)	(4,170,410)	(16,657,594)	(10,416,463)

(Loss) income from operations	1,684,083	(2,107,335)	176,833	3,678,463
Other income (expenses):
Interest income	8,617	3,907	19,909	11,775
Interest expenses	(1,688,966)	(134,053)	(2,195,219)	(463,513)
Amortization of deferred financing costs and debt discount	(458,856)		(957,865)	(337,934)
Change in fair value of derivative liabilities	1,928,043	-	2,771,080	-
Warrant modification expense	-	-	-	-
Expense on make good provision	87,346	-	(205,683)	-
Registration penalties	(267,600)		(267,600)
Other expenses	(138,512)	(19,113)	(164,868)	(429,420)
(Loss) income before income tax	1,154,155	(2,256,594)	(823,413)	2,459,371
Provision for income tax	(488,917)	220,246	(468,086)	(953,071)
Net (loss) income from operations	665,238	(2,036,348)	(1,291,499)	1,506,300
Other comprehensive income
Foreign currency translation adjustment	213,178	6,234	1,207,539	(113)
Comprehensive income	878,416	$(2,030,114)	$(83,960)	$1,506,187

(Loss) earnings per share of common stock
- Basic	$0.03	$(0.08)	$(0.05)	$0.06
- Diluted	$0.01	$(0.08)	$(0.05)	$0.07

Weighted average shares of common stock outstanding
- Basic	26,454,558	26,333,222	26,438,125	25,417,526
- Diluted	46,220,678	26,333,222	26,438,125	26,282,234

Yayi International
Consolidated Balance Sheets

	March 31	March 31
	2011	2010
	(audited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	$13,360,392	$4,727,677
Restricted cash	1,412,404	28,314
Accounts receivable, net of allowances of $72036 and $53,771	4,776,780	3,530,937
Other receivable, net of allowances of $43229 and $22,833
	574,383	598,170
Inventories, net of allowances of $0 and $0	3,885,481	2,561,265
Prepaid expenses	309,894	121,523
Land use rights - current portion	19,611	18,847
Advances	900,033	1,560,743
Due from related parties	-	-
Deferred tax asset	374,124	-
Deferred financing cost - current portion	159,496	-
Total current assets	25,772,598	13,147,476

Property, plant and equipment, net	8,063,507	6,505,130
Construction in progress, net
Livestock, net	563,402	659,584
Goodwill	289,643	278,372
Land use rights	942,939	923,525
Advances on property, plant and equipment	19,063,439	17,816,135
Long term equity investment		-
Deferred tax asset	31,225	472,889
Deferred financing cost	867,552	-
Other assets		-
Total assets	$55,594,305	$39,803,111

Yayi International
Consolidated Balance Sheets

	March 31	March 31
	2011	2010
	(audited)	(audited)

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term loans	$10,654,328	$6,704,406
Accounts payable	884,407	662,120
Other payable and accrued expenses	3,172,782	1,257,185
Advance from customers	90,232	141,136
Income and other tax payable	1,214,494	1,338,194
Accrued sales return	-	45,503
Due to shareholders - current portion	-	-
Deferred tax liability	-	-
Loan payable to shareholders
Long term loans - current portion	17,697	40,823

Total current liabilities	16,033,940	10,189,367

Long-term liabilities:
Due to shareholders	5,450,233	5,312,801
Derivative liabilities	1,776,400	-
Convertible notes, net of discount of $3,889,050 and $0
	5,061,161	-
Other long term liabilities	-	-
Accrued expenses - non current portion	473,283	-
Long-term loans	-	17,009
Minority interest in consolidated subsidiary	-	-
	-	17,009

	12,761,077	5,329,810

Total liabilities	28,795,017	15,519,177

Commitments and contingencies (Note 16)	-	-

PREFERRED STOCK, par value $0.001, 10,000,000 shares authorized, Series A 10% non-cumulative redeemable convertible preferred stock, redemption $9.80 per share plus 25% interest from date of issuance to date of redemption, 1,530,612 shares issued and outstanding	15,745,165	14,264,871

STOCKHOLDERS' EQUITY

Common stock, par value $0.001, 100,000,000 shares authorized, 26,454,558 and 26,387,728 shares issued and outstanding, respectively	26,454	26,387
Stock subscription receivable
Additional paid-in capital	5,840,290	4,721,337
Statutory surplus reserve fund	1,142,397	1,142,397
Retained earning	2,529,601	3,821,100
Accumulated other comprehensive income	1,515,381	307,842
Total stockholders’ equity	11,054,123	10,019,063

Total liabilities and stockholders' equity	$55,594,305	$39,803,111

Yayi International
Consolidated Statements of Cash Flows

	Three Months Ended		Full Year Ended
	March 31,		March 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(audited)	(unaudited)
Cash flow from operating activities
Net (loss) income	$665,238	$(2,036,348)	$(1,291,499)	1,506,300
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net foreign currency transaction loss	-		-	225
Depreciation of property, plant and equipment	215,873	117,328	646,028	400,520
Depreciation of livestock	13,025	9,205	86,105	16,276
Amortization of land use rights	4,888	-	17,612	-
Amortization of deferred financing costs	20,555		93,061	52,216
Disposal of property, plant and equipment	-	-	-	-
Allowance of bad debts-Accounts receivable	(1,304)	6,275	14,728	12,779
Allowance of bad debts-Other receivable	31,629	11,370	19,217	(6,314)
Employee stock-based compensation	(14,834)	-	1,119,020	-
Sales return allowance	-	(81,209)	(45,520)	(62,293)
Warrant modification expense	-		-	88,500
Merger costs from issuance of warrants and common stock			-	-
Minority interests			-	-
Change in fair value of derivative liabilities	(1,928,043)	-	(2,771,080)	-
Finance fee				-
Make good provision	(87,346)	-	205,683	-
Registration penalties	267,600		267,600	-
Accretion of debt discount	438,301		864,804	202,711
Accretion of preferred stock	1,480,294		1,480,294	-
				-
(Increase) decrease in operating assets:				-
Restricted cash	(1,409,463)	(28,314)	(1,379,798)	(28,282)
Accounts receivable	(316,261)	(648,881)	(1,032,329)	(310,640)
Other receivable	(178,204)	1,415,227	32,811	(146,485)
Inventories	547,687	327,639	(1,167,287)	207,590
Prepaid expenses	(184,713)	(69,530)	(183,774)	(78,478)
Advances	318,217	(97,518)	739,946	(1,519,987)
Deferred tax asset and current assets	381,954	(358,156)	100,104	(488,367)
	-			-
Rental Deposit			-	-
Increase (decrease) in operating liability:				-
Accounts payable	(1,156,027)	(405,022)	231,265	(610,570)
Bills payable		(266)	-	(266)
Advance from customers	44,208	114,940	(54,288)	141,164
Income and other tax payable	(1,043)	(55,964)	(177,240)	(137,511)
Other payable and accrued expenses	860,912	416,611	1,003,200	573,550
Net cash (used in) provided by operating activities	13,143	(1,362,613)	(1,181,337)	(187,363)

Cash flows from investing activities
Purchase of property, plant and equipment	(3,316)	(195,276)	(1,200,949)	(1,546,290)
Advance for construction of factory and warehouse	-		-	(5,105,276)
Advance for acquisition of land use rights	-		-	(796,098)
Deposit for purchase of machinery and equipment	27,535	(63,966)	(597,987)	(278,842)
Construction in progress		(210,504)	-	(2,225,030)
Cash acquired from Ardmore			-
Cash acquired in subsidiary			-
Proceeds from sale of livestock	30,488	-	93,461
Purchase and breeding of livestock		(518,165)	(60,392)	(601,689)
Capital contribution from shareholders	-	-		-
Acquisition of land use right	-	-	-	-
				-
Net cash used in investing activities	54,707	(987,911)	(1,765,867)	(10,553,225)
Cash flows from financing activities
Proceeds from short term loans	2,276,383	(643,651)	13,391,277	7,018,912
Repayment of short term loans	-	57,833	(9,608,176)	(7,109,944)
Proceeds from long term loans	-	-	-	147,986
Repayment of long term loans	(10,588)		(41,553)	(19,525)
Repayment of convertible debt and accrued interest	-		-	(56,000)
Net proceeds from issuance of Series A preferred stock	-	-	-	14,264,871
Capital contribution from shareholders	-		-	(2,544,125)
Net proceeds received from issuance of convertible notes	-		7,623,729	-
Change in restricted cash in escrow	-
Accrued interest on convertible notes				-
Dividend paid to previous stockholders of Milkgoat China	-	-	-
Due (from) to shareholders		896,997	(6,027)	2,452,556
Net cash provided by financing activities	2,265,795	311,179	11,359,250	14,154,731
Effect of exchange rate changes in cash	66,887	(28,042)	220,669	(318,034)
Net increase in cash and cash equivalents	2,400,532	(2,067,388)	8,632,715	3,096,110
Cash and cash equivalents, beginning of period	10,959,860	6,795,065	4,727,677	1,631,567
Cash and cash equivalents, end of period	$13,360,392	$4,727,677	$13,360,392	4,727,677